EXHIBIT 10.17

TANABE RESEARCH

Laboratories U.S.A., Inc.

February 25, 2003

Takashi Kiyoizumi, Ph.D., M.D.

President and CEO

MediciNova, Inc.

4370 La Jolla Village Drive,

Suite 400 San Diego, CA 92122

Re: Research Services Agreement

Dear Dr. Kiyoizumi:

This is in reference to the Research Services Agreement between Medicinova and Tanabe Research Laboratories dated June 1, 2001 (“Agreement”).

We hereby inform you of our intention not to have the Agreement annually renewed as set forth under Section 9.1 thereof after May 31, 2003.

However, we are hereby offering a 4 month extension of the Agreement until September 30, 2003. Such extension is offered without any alteration to the terms of the Agreement, except that the automatic annual extension of the Agreement provided under Section 9.1 shall not apply hereafter. If you agree to such 4 month extension, please indicate your agreement by countersigning both copies of this letter at the bottom, and please return to us one copy for our archive.

Best regards,

/s/ Hisashi Nishimura
Hisashi Nishimura
President/CEO/CFO/CAO
Tanabe Research Laboratories U.S.A., Inc.

Agreed,

/s/ Takashi Kiyoizumi	No extension required. Understood and agreed with May 31, 2003 Termination.
Takashi Kiyoizumi, Ph.D., M.D.
President and CEO
MediciNova, Inc.

4540 Towne Centre Court     o     San Diego, California 92121     o     Phone: (619) 622-7000     o     FAX: (619) 558-0650

RESEARCH SERVICES AGREEMENT

This Research Services Agreement (hereinafter referred to as the “Agreement”) is made as of June 1, 2001 (hereinafter referred to as the “Effective Date”), by and between MEDICINOVA, INC., a Delaware corporation with its principal office at 4540 Towne Centre Court, San Diego, 92121, U.S.A. (hereinafter referred to as “MN”) and TANABE RESEARCH LABORATORIES U.S.A., INC., a California corporation with its principal office at 4540 Towne Centre Court, San Diego, 92121, U.S.A. (hereinafter referred to as “TRL”). MN and TRL are sometimes referred to herein individually as a “Party” or collectively as “Parties”.

WITHNESSETH

Whereas, TRL possesses knowledge and experience in pharmaceutical research and development and is able to carry out research and development on behalf of MN; and

Whereas, MN desires that TRL undertake on MN’s behalf specific research and development activities within MN’s pharmaceutical research and development programs; and

Now, therefore, in consideration of the foregoing premises and the covenants set forth below, the Parties hereby agree as follows:

1. Definitions.

1.1	“FDA” means the United States Food and Drug Administration.

1.2	“FTE” means the full time equivalent of a scientist engaged in performing services under this Agreement.

1.3	“IND” means an Investigational New Drug application filed with the FDA and any equivalent foreign filing.

1.4	“INFORMATION” means all information, techniques, data, inventions, practices, methods, knowledge, know-how, skill, descriptions, or experience relating to the RESEARCH PROGRAMS which is owned or controlled by a Party.

1.5	“NDA” means any or all applications (New Drug Application) submitted to the FDA under sections 505, 507, or 512 of the Food, Drug & Cosmetic Act and applicable regulations related to a product, and any equivalent foreign filing.

1.6	“RESEARCH PLAN” means a written research plan for each RESEARCH PROGRAM made by MN after discussion with TRL.

1.7	“RESEARCH PROGRAM” means the program designated by MN pursuant to Section 2.1.

1.8	“RESEARCH RESULT” means any or all inventions, discoveries, technologies, data, information, improvements, processes, formulas, know-how and trade secrets, patentable or otherwise, arising or resulting from the activities conducted by TRL under this Agreement or substances synthesized or screened in any RESEARCH PROGRAM during the term of this Agreement.

2. RESEARCH PROGRAMS undertaken by TRL.

2.1	MN shall designate RESEARCH PROGRAMS to be undertaken by TRL and request TRL to perform them on behalf of MN under this Agreement pursuant to a RESEARCH PLAN, which shall be deemed incorporated by reference into this Agreement.

2.2	The Parties shall discuss the RESEARCH PLAN, including but not limited to research schedule, number of FTE’s to be used by TRL to perform the RESEARCH PLAN and detailed method of experiments to be conducted for each RESEARCH PROGRAM, and MN shall make a final decision concerning such plan after such discussion. Once the initial RESEARCH PLAN is made, the Parties shall discuss changes to the RESEARCH PLAN for each RESEARCH PROGRAM, and change the plan from time to time, if necessary.

2.3	TRL shall perform the RESEARCH PROGRAMS in accordance with the RESEARCH PLAN and in compliance with all applicable laws and regulations. All services to be provided by TRL hereunder shall be performed at the request and under the general direction of MN and TRL shall not have any power to act independently on behalf of MN other than as specifically authorized hereunder or as requested from time to time by MN. Neither TRL nor its employees, vendors or suppliers shall be deemed to be agents, representatives, employees or servants of MN, except to the extent provided pursuant to the authority granted under this Agreement.

2.4	Notwithstanding the forgoing, TRL may refuse or limit supply of services to MN, if TRL does not have expertise or capabilities to conduct any work in a RESEARCH PROGRAM requested by MN, or TRL judges such work requested by MN is not appropriate to be carried out at TRL from the scientific, ethical, or safety point of view. Such RESEARCH PROGRAM refused by TRL shall not be deemed a RESEARCH PROGRAM under this Agreement.

3. Payments.

3.1	For the services rendered to MN by TRL hereunder, MN shall pay to TRL research fees at a rate of two hundred and fifty thousand US Dollars (US$250,000) per FTE (the “per FTE rate”). The total research fee shall be calculated by multiplying the per FTE rate by the number of FTEs actually assigned to the RESEARCH PROGRAMS (including but not limited to conducting requested experiments and data gathering and analyses) at TRL.

3.2	TRL shall submit to MN an invoice for the research fees to be paid for each month within twenty (20) days after the end of the month. MN shall make payment of the invoice to TRL within one (1) month following the date on which MN receives the invoice.

3.3	TRL shall keep complete and accurate accounting records so that the invoiced research fees may be appropriately calculated and ascertained. MN shall have the right to appoint an independent firm of certified public accountants who may have access to the books and records of TRL during reasonable business hours for the sole purpose of verifying the amount of the invoiced research fees under this Agreement. The fees and expenses of the accountants performing such verification shall be borne by MN.

4. Special Research Supplies and Equipment.

4.1	In case either of the following (i) or (ii) is necessary to carry out a particular work in a RESEARCH PROGRAM, MN shall be responsible for the procurement of such material, which shall be then supplied to TRL at no cost:

(i)	Uncommon reagents, antibodies, kits, cells, or DNA chips regardless of its purchase price, or

(ii)	any other special expendable research material in addition to those listed in (i) above to the extent its purchase price exceeds two thousand US Dollars (US$2,000).

In case that MN determines that a special fixed assets, including but not limited to a machinery or equipment, is necessary to carry out a particular RESEARCH PROGRAM, MN shall obtain such fixed assets and have TRL use it free of charge.

5. RESEARCH RESULTS.

5.1	MN shall own all right, title and interest to and of any of the RESEARCH RESULTS and INFORMATION arising there from.

5.2	TRL shall deliver all RESEARCH RESULTS to MN upon request by MN TRL shall cooperate with MN in connection with any patent applications, INDs, NDAs, or scientific publications made by MN or any licensee of MN in relation to the RESEARCH PROGRAMS.

6. Exchange of INFORMATION.

6.1	Either Party may request the other Party to hold a meeting upon reasonable notice and at mutually convenient times, to exchange INFORMATION or opinions concerning the situation of the RESEARCH PROGRAMS and future RESEARCH PLAN.

6.2	TRL shall submit in writing monthly and annual reports on the progress and results of the RESEARCH PROGRAMS to MN. The format of such reports shall be determined by the Parties.

7. Confidentiality.

7.1	TRL shall treat all INFORMATION obtained in the course of conducting the RESEARCH PROGRAMS hereunder as strictly confidential, not to be disclosed to any other person, company or firm, and shall not use it for any other purpose than for the purpose of this Agreement during the term and after expiration or termination of this Agreement.

7.2	In case that RESEARCH PROGRAMS are carried out using confidential INFORMATION or techniques possessed or controlled by TRL, MN shall treat such confidential INFORMATION obtained hereunder as strictly confidential, not to be disclosed to nor to be use by any other person, company or firm, and shall not use nor have any THIRD PARTY use it for any purpose either before or after the expiration or termination of this Agreement, except that MN may disclose such INFORMATION to its agents, consultants, Affiliates, sublicensees and/or other third parties for the research and development, manufacturing and/or marketing of any compounds or product (or for such parties to determine their interests in performing such activities).

7.3	The obligations under this Article 7 shall not apply to:

(a)	information which at the time of the disclosure is part of the public knowledge;

(b)	information which, after disclosure and/or obtainment, becomes part of the public knowledge by publication or otherwise, except through acts or omissions of the receiving Party;

(c)	information which the receiving Party can establish by competent proof was in the receiving Party’s possession at the time of disclosure and/or obtainment;

(d)	information which the receiving Party lawfully receives from an entity other than the disclosing Party or their designee; provided, however, that such information was not obtained by said entity directly or indirectly from disclosing Party under a confidential obligation; or

(e)	information which is required to be disclosed under any applicable law or regulation or which is disclosed to governmental or other regulatory agencies in order to obtain patents, or to gain approval to conduct clinical trials or to market products.

8. Indemnification.

MN shall indemnify and hold harmless TRL, Tanabe Seiyaku Co., Ltd. and its affiliate companies and their respective directors, officers, employees, agents and licensees from and against any liabilities which they may suffer or incur to the extent resulting from any and all personal injury (including death) and property damage relating to the RESEARCH PROGRAMS or applications of the RESEARCH RESULTS except to the extent such liabilities resulted from the negligence or willful misconduct of TRL. TRL shall indemnify and hold harmless MN and its affiliate companies and their respective directors, officers, employees, agents and licensees from and against any liabilities which they may suffer or incur to the extent resulting from any and all personal injury (including death) and property damage relating to the RESEARCH PROGRAMS or applications of the RESEARCH RESULTS and to the extent such liabilities resulted from the negligence or willful misconduct of TRL. Each Party’s obligations under this Section 8 shall survive the expiration or termination of this Agreement for any reason.

9. Term and Termination.

9.1	Initial term is for one (1) year from the EFFECTIVE DATE, and thereafter this Agreement shall be renewed automatically every year unless either Party shall give the other Party ninety (90) days written prior notice of the intention not to renew this Agreement.

9.2	Notwithstanding the foregoing Section 9.1, in case TRL wishes to renew the Agreement with increased research fees for the next year, it shall notify MN in writing at least one hundred and twenty (120) days prior to the expiration date.

9.3	Either Party shall be entitled to terminate this Agreement prior to its termination upon the occurrence of any of the following events,

(a)	in the event of insolvency of the other Party or in the event that an involuntary or voluntary petition in bankruptcy is filed by, against, or on behalf of the other Party;

(b)	in the event the other Party makes a general assignment for the benefit of its creditors, or a receiver or trustee is appointed for its business or property;

(c)	in the event the other Party fails to perform any term or condition contained herein and such failure shall continue to exist for thirty (30) days after written notice of such failure has been given to such Party.

9.4	Upon the effective date of the termination of this Agreement, TRL will return to MN all property of MN then in TRL’s possession and will provide MN with all books and records regarding the RESEARCH PROGRAM or the RESEARCH PLAN then in TRL’s possession.

10. Representation.

Consistent with MN’s ownership rights under Section 5.1 of this Agreement, TRL shall have no right to and will not sell, give away or deliver to any other person, firm, or corporation any RESEARCH RESULT developed by it for MN during the term of this Agreement.

11. Force Majeure.

Neither MN nor TRL shall be responsible for any resulting loss if the fulfillment of any of the terms or provisions of this Agreement is delayed or prevented by riots, wars, acts of enemies, national emergency, strikes, floods, fires, acts of God, or by any other cause not within the control of the Party whose performance is interfered with which by the exercise of reasonable diligence such Party is unable to prevent, whether of the class of causes enumerated above or not.

12. Notices.

All notices or other communications required or permitted to be given or made under this Agreement must be in a written form and may be effective by personal delivery by hand or postage prepaid registered or certified mail, return receipt requested, which shall be deemed communicated the same day as the personal delivery by hand thereof, seven (7) days from the mailing thereof.

13. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

14. Entire Agreement.

This Agreement contains all of the agreements, understandings, conditions, warranties and covenants made between the Parties with respect to the subject matter hereof. Unless set forth herein, neither Party shall be liable for any representation made, and all modifications and amendments hereto shall be in writing and duly executed by the Parties hereto.

15. Severability.

Any provision of this Agreement which is invalid or unenforceable shall be invalid or unenforceable only to the extent of such invalidity or unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected. The Parties shall replace such invalidated or unenforceable provision by valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the replaced provision.

16. Assignments.

Neither Party may assign its rights or delegate the performance of its duties hereunder, without the prior written consent of the other Party to the Agreement, except that MN may assign this Agreement to an Affiliate or in connection with a merger or sale of substantially all its assets without such consent.

17. Arbitration.

Any dispute under this Agreement that cannot be settled amicably shall finally be settled under the arbitration rules promulgated by the American Arbitration Association as in effect on the date hereof by one or more arbitrators appointed by agreement of the Parties in accordance with such rules. If the Parties fail to agree on the appointment of an arbitrator or arbitrators within thirty (30) days from the date when the request for arbitration has been communicated to the other Party, an arbitrator or arbitrators shall be appointed by the American Arbitration Association. The arbitration proceedings shall be conducted in San Diego. The arbitrator(s) shall establish the rules of procedure. During any such arbitration proceedings, each Party shall pay its legal fees, but the losing Party shall be assessed for the full cost of the arbitration proceedings including the administrative charges and the arbitration fees and the legal fees of the prevailing Party. Judgment upon the award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof. Either Party hereto may institute a demand for arbitration in accordance herewith at any time upon ten (10) days prior written notice to other.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers as of the Effective Date.

MEDICINOVA, INC.		TANABE RESEARCH LABORATORIES U.S.A., INC.

	/s/ Takashi Kiyoizumi		/s/ Hisashi Nishimura
By:	Takashi Kiyoizumi, M.D. Ph.D.	By:	Hisashi Nishimura
Title:	President and CEO	Title:	Vice President, CAO and CFO